                                                                    EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the
Registration Statement (Form S-3 No. 333-             ) and related Prospectus
of SAFECO Corporation for the registration of 1,000,000 shares of its common stock pertaining to the SAFECO Agency Stock Purchase Plan and to the incorporation by reference therein of our report dated March 23, 2000, with respect to the consolidated financial statements of SAFECO Corporation and its subsidiaries incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1999 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.


                                               /s/ Ernst & Young LLP

                                               ERNST & YOUNG LLP

Seattle, Washington
March 27, 2000